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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT


This Agreement supersedes the Employment Agreement between Zilog and Michael J. Bradshaw which extends to December 15, 1996.

This Agreement is made by and between Zilog, Inc., a California corporation (hereinafter "Zilog") and Michael J. Bradshaw (hereinafter "Bradshaw"), whereby Zilog and Bradshaw agree that Bradshaw accepts employment as Sr. Vice President, Operations of Zilog, under the following terms and conditions:

1. Term. Zilog and Bradshaw agree that Bradshaw will be Sr. Vice President, Operations of Zilog for a period of twenty four (24) months, commencing on November 6, 1996 and ending November 5, 1998. This Agreement may be extended upon written agreement of Zilog and Bradshaw.

2. Extent of Services. Bradshaw shall devote his entire time, attention and energies to his position as Sr. Vice President, Operations of Zilog and shall not, during the term of this Employment Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, that Bradshaw may engage in personal investment activities consistent with Zilog's Conflict of Interest Policy.


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3.       Compensation.

         A. Salary. For each month of employment, Zilog will pay, or cause to be paid, to Bradshaw the sum of at least $17,500 as base salary. Such sum will be paid in monthly installments or such other normal periodic payment schedule as Zilog may establish for its executives. Bradshaw's salary will be reviewed periodically in accordance with established salary review procedures and adjustments to his salary, if any, will be based upon such reviews.

         B. Employee Performance Incentive Plan and Executive Bonus Plan. Bradshaw will be eligible to receive Awards and Payouts in accordance with the terms of the Zilog Employee Performance Incentive Plan (hereinafter "EPIP"), and the EPIP Executive Bonus Plan (hereinafter "Executive Bonus") as such plans may be modified from time to time and as modified by this Agreement.

         C. Zilog Employee Stock Option Plan. Zilog has provided to Bradshaw stock options under the 1990 Zilog Employee Stock Option Plan (hereinafter "ZSOP") and the 1994 Long Term Incentive Plan (hereinafter "LTIP"), copies of such plans being attached hereto. Vesting will continue in accordance with the plan provisions during the term of this Agreement.


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4.       Benefits. As an employee of Zilog, Bradshaw will be entitled to such benefits as Zilog normally provides its employees. In addition, Zilog will provide Bradshaw with Directors and Officers (D & O) insurance in an amount deemed appropriate by the Company.

5. Company Policies. Bradshaw agrees to be bound by all Zilog Company Policies applicable to its employees including but not limited to Business Ethics, Conflict of Interest, Proprietary Information and Antitrust Compliance, and he agrees to sign any such documents as Zilog requests evidencing such agreement.

6. Termination of Employment. Zilog reserves the right to terminate the employment of Bradshaw at any time during the term of this Agreement, for any reason or for no reason, with or without cause, by giving Bradshaw at least thirty (30) days written notice of such termination or compensation in lieu of notice; and Bradshaw may terminate his employment by giving at least thirty (30) days written notice to Zilog. Zilog reserves the right to accelerate any deferred resignation date given it by Bradshaw, and any such acceleration of such date will not alter the character of such termination from voluntary to involuntary.

7. Payment Upon Termination. Notwithstanding any other provisions of this Agreement to the contrary, Zilog's obligations to Bradshaw, if his employment with Zilog is terminated prior to the end of this Agreement, shall be as follows:


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A.       If Bradshaw voluntarily resigns his employment for 1) other than Good
         Reason (as defined in Paragraph 7.B. below) or 2) other than Retirement (as defined in Paragraph 7.C. below) prior to the termination date of this Agreement, he will be entitled to: (1) base salary then due and owing for services previously performed, (2) Payouts under EPIP which become payable to Bradshaw pursuant to the terms of EPIP prior to the effective date of resignation, and (3) Payouts under the Executive Bonus which become payable to Bradshaw pursuant to the terms of the Executive Bonus prior to the effective date of resignation. Upon payment of the foregoing items, Zilog will have no further obligation to Bradshaw.

B. If Bradshaw voluntarily resigns his employment for Good Reason, as defined herein, prior to the termination date of this Agreement, he will be entitled to the benefits provided in Paragraph 7.D. below. Good Reason, as used herein, shall mean:

         (i) assignment to Bradshaw of duties, responsibilities or titles materially inconsistent with his status as Sr. Vice President, Operations of Zilog;


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         (ii)     a reduction in Bradshaw's base salary other than in connection with a general reduction applicable to the Vice Presidents of Zilog who are members of the Management Committee;

         (iii) a reduction in form and effect or cessation of any benefit or compensation plan, except EPIP, the Executive Bonus, the Deferred Compensation Plan, or those that may occur for the Zilog employee group in general in accord with a general policy change;

         (iv) a change in Bradshaw's principal work location from the area of Campbell, California, or Nampa, Idaho, except for required travel on Zilog's business to an extent substantially consistent with Bradshaw's normal business travel obligations and except as might occur in the event of a relocation of the Zilog Corporate Headquarters;

         (v) any material breach of this Agreement on the part of Zilog not fully remedied by Zilog within sixty (60) days after written notice by Bradshaw of such breach.


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C.       If Bradshaw retires as defined in PM60-05 prior to the termination date of this Agreement, he will be entitled to the following at the effective date of retirement: (1) base salary then due and owing for services previously performed, (2) Payouts under EPIP for Awards made prior to the effective date of the retirement, and (3) Payouts under the Executive Bonus for Awards made prior to the effective date of the retirement. EPIP and Executive Bonus Awards may also be granted at Zilog's sole discretion for the year in which the retirement occurs, prorated to the date of the retirement. Payouts for all Awards will be made at the same time and on the same schedule as those for active employees. Upon the payment of the foregoing items, Zilog will have no further obligation to Bradshaw.

D. If Zilog terminates Bradshaw's employment during the term of this Agreement other than for Cause or Detrimental Activity as defined in 7.E. below, he will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, (2) Payouts under EPIP for Awards made prior to the effective date of termination of employment which Payouts are payable to Bradshaw pursuant to the terms of EPIP prior to expiration of the term of this Agreement, and (3) Payouts under the


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         Executive Bonus for Awards made prior to the effective date of termination of employment which Payouts are payable to Bradshaw pursuant to the terms of the Executive Bonus prior to expiration of the term of this Agreement. Bradshaw will not be eligible for Awards under EPIP or the Executive Bonus made after the date on which his employment at Zilog ceased or for Payouts made on any Awards after the expiration date of this Agreement. Vesting of common stock and stock options granted under ZSOP and LTIP will continue for the period remaining in this Agreement. Upon the payment of the foregoing items, Zilog will have no further obligation to Bradshaw.

E. If Zilog terminates Bradshaw during the term of this Agreement for Cause, or for Detrimental Activity as defined herein, Zilog will have no further monetary obligation to Bradshaw other than: (1) any base salary then due and owing for services previously performed, (2) Payouts under EPIP which become payable to Bradshaw pursuant to the terms of EPIP prior to the effective date of termination, and (3) Payouts under the Executive Bonus which become payable to Bradshaw pursuant to the terms of the Executive Bonus prior to the effective date of termination. Cause or Detrimental Activity shall be a willful violation of a major company


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                  policy, conviction of any criminal or civil law involving
                  moral turpitude, willful misconduct which results in a material reduction in Bradshaw's effectiveness in the performance of his duties, or willful and reckless disregard for the best interests of the Company.

         F. If Bradshaw ceases to be an employee of Zilog during the term of this Agreement because of total and permanent disability or death, Zilog's obligations to Bradshaw or his beneficiaries will be limited solely to: (1) any base salary then due and owing for services previously performed, (2) Payouts in accordance with the terms of EPIP, (3) Payouts in accordance with the terms of the Executive Bonus, and (4) any benefits including ZSOP and LTIP benefits normally provided by Zilog to its employees due to or on account of total and permanent disability or death.

8. Bradshaw Representations. Bradshaw represents to Zilog that to the best of his knowledge he is under no obligation to any employer or third party which would preclude his full, complete and unfettered discharge of his duties under this Agreement.


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9.       Notices. Any notices required to be given hereunder shall be in writing, and if by Zilog shall be addressed to Bradshaw as indicated in Zilog's personnel records or such other address as Bradshaw shall specify in writing and if by Bradshaw to Zilog at:

                             Zilog, Inc.
                             210 East Hacienda Avenue
                             Campbell, California 95008-6600
                             Attn: Vice President, Human Resources and
                                   Administration

         Such addresses may be changed by written notice from either Zilog or Bradshaw, to the other.

10. Amendment. This Agreement may be amended only in writing, signed by both parties hereto.

11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Zilog, its successors and assigns. Bradshaw may not assign, transfer, pledge or hypothecate any of his rights or obligations hereunder, Awards or Payouts under EPIP or the Executive Bonus or other compensation to which he may be entitled hereunder.


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12.      Waiver of Breach. The waiver by Zilog of a breach of any provisions of this Agreement by Bradshaw shall not operate or be construed as a waiver of any subsequent breach by Bradshaw.

13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

14. Entire Agreement. This entire Agreement consists of this document, together with the following documents:

         A.       EPIP, attached as Exhibit I;

         B.       Executive Bonus, attached as Exhibit II;

         C.       Zilog Employee Stock Option Plan, attached as Exhibit III;

         D.       Zilog 1994 Long Term Incentive Plan, attached as Exhibit IV;

         E. Employee Proprietary Rights and Non-Disclosure Agreement, attached as Exhibit V;

         F.       Conflict of Interest Statement, attached as Exhibit VI;

         G.       Statement addressed to "Human Resources," attached as Exhibit
                  VII;

         H.       Policy on Business Ethics, attached as Exhibit VIII; and

         I.       PM60-05, attached as Exhibit IX.


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15.      Governing Law. This Employment Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles.


Executed effective November 6, 1996


By: /s/ Michael J. Bradshaw               By: /s/ E. A. Sack
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        Michael J. Bradshaw               E. A. Sack, President and CEO


Dated: 11-11-96                           Dated: 11-13-96
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